Exhibit 99.1

PRESS RELEASE

Date: May 12, 2008	Information: Donna Luedtke
Website: www.cubicenergyinc.com	Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Schedules Haynesville Shale Drilling & Completions

DALLAS, TX — Cubic Energy, Inc. (OTCBB:QBIK) (“Cubic” or the “Company”) announces today it plans to drill two new wells to the Haynesville Shale in the Company’s northwest Louisiana acreage.  The anticipated total depth of each well is 12,000 feet.  The Estes 7 No. 1 is expected to spud within thirty (30) days, followed by the Red Oak Timber 5 No. 1.  These wells will be Cubic’s first drilled through the Haynesville Shale in the Company’s southern acreage in Bethany Longstreet in Caddo and DeSoto Parishes, Louisiana.  Cubic has a 35% working interest in these wells.

Cubic is also planning completion of four wells located in its Johnson Branch acreage.  The Hudson 10 No. 1 will be completed in the Haynesville Shale formation in approximately thirty (30) days.  After completion of the Hudson 10 No. 1, the Company will commence completion of the Daniels 3 No. 1, followed by completion of the Wilbanks 36 No. 1 and Bonomo 35 No. 1 wells in the Cotton Valley/Hosston Formations.  Cubic has a 49% working interest in its wells located in Johnson Branch.

To finance this drilling and completion activity, the Company, on May 8, 2008, obtained an expansion in its borrowing base with Wells Fargo Energy Capital (“WFEC”) to $20,000,000.  In order to draw on the borrowing base to $20,000,000, the Company agreed to an amendment of its credit agreement with WFEC (the “Credit Agreement”) whereby an existing $5,000,000 term loan from WFEC may not be pre-paid.

In addition, the Credit Agreement was also amended to permit the Company to issue a $2,000,000 subordinated note to Diversified Dynamics Corporation, an entity controlled by William Bruggeman, who is a greater than five percent (5%) owner of Cubic’s common stock.  As part of the consideration for the loan made pursuant to the subordinated note, the Company is granting to Diversified Dynamics Corporation a 0.375% (0.375 of one percent) net profits interest in the future production of hydrocarbons from its Louisiana properties, to be earned at the time of re-repayment of that indebtedness.  The subordinated note will be used for general corporate and working capital purposes.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.